Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as an individual proposed to become a director of Orion Engineered Carbons S.A. and to the inclusion of his biographical and other information in the Registration Statement of Orion Engineered Carbons S.à r.l. on Form F-1 (Registration No. 333-196593) and in all amendments (including post-effective amendments) or supplements thereto and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and any and all amendments (including post-effective amendments) or supplements thereto.

Dated: July 7, 2014

/s/ Romeo Kreinberg
Name: Romeo Kreinberg